FOR CANADIAN EMPLOYEES Exhibit 10.9(b)

FORM OF RETENTION BONUS AGREEMENT

THIS RETENTION BONUS AGREEMENT (the “Agreement”), entered into by and between enGene Inc. (“the Company”) and NAME (the “Employee”), shall be effective June ____, 2026.

WHEREAS, the Company has determined that it is appropriate to award a retention bonus to the Employee whose continued service is particularly important to the success of the Company.

NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

1.
Eligibility for Retention Bonus. Subject to the terms of this Agreement, the Employee shall be eligible to receive a retention bonus, if the Employee remains an employee of the Company in Good Standing through the applicable payment dates provided below. For purposes of this Agreement, the Employee will be considered to be in “Good Standing” on a given date if, on the applicable date, the Employee is employed by, or providing service to, the Company, has not tendered oral or written notice of intent to resign or retire effective as of a date on or before the given date, has not behaved in a manner that would be grounds for termination for Cause, and is in compliance with the terms, provisions and restrictions set forth in this Agreement and all other contractual obligations to the Company. For purposes of this Agreement, “Cause” means any of the following: (a) your breach of any agreement between you and the Company; (b) your failure to satisfactorily perform duties assigned to you by the Company after the Company has provided you with notice of such unsatisfactory performance; (c) your failure to comply with the Company’s written policies or rules; or (d) any other any other act, omission, or circumstances that constitutes a “serious reason” or “cause” for termination under applicable law.
2.
Retention Bonus. Subject to the terms of this Agreement, the Employee is eligible to receive a retention bonus up to an amount equal to [one half of] the Employee’s target Annual Bonus for 2026 (the “Bonus Amount”), payable as follows, less applicable withholdings. For this purpose, a “Qualifying Termination” means termination of the Employee’s employment by the Company without Cause.
a.
Fifty percent (50%) of the Bonus Amount on the Company’s first administratively feasible payroll date following (but no later than thirty days following) the earlier of (i) the completion of the pre-Biologics License Application (“pre-BLA”) meeting with U.S. Food and Drug Administration (“FDA”) with respect to detalimogene (provided that such pre-BLA meeting takes place no later than December 31, 2026) and (ii) a Qualifying Termination at any time prior to December 31, 2026, and
b.
Fifty percent (50%) of the Bonus Amount on the Company’s first administratively feasible payroll date following (but no later than thirty days following) the earlier of (i) the date on which the Company receives confirmation from the FDA that the Company’s filing of the BLA with the FDA with respect to detalimogene has been completed and accepted by the FDA (provided that such confirmation is received

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by the Company from the FDA no later than September 30, 2027) and (ii) a Qualifying Termination at any time prior to September 30, 2027.

If the Employee’s employment with the Company terminates for any reason other than a Qualifying Termination before the payments described in Section 2(a) and Section 2(b) are due and payable, the Employee shall not be entitled to any payment under this Agreement following such termination of employment, and upon such termination of employment, the Employee will cease to have any rights under this Agreement.

For the avoidance of doubt, if the Company does not meet the milestone in Section 2(a)(i) but does meet the milestone in Section 2(b)(i), and a Qualifying Termination does not occur prior to December 31, 2026, the Employee may be eligible for the payment set forth in Section 2(b), subject to the other terms of this Agreement, but shall not be eligible for the payment set forth in Section 2(a).

3.
Withholdings and Deductions. All payments under this Agreement will be made subject to applicable taxes, withholdings, and deductions.
4.
One-Time Payment. The retention bonus payable under this Agreement is deemed a one-time retention award and will not form part of the Employee’s standard compensation and will not be considered for the purpose of calculating any entitlements to vacation, benefits, notice of termination or payment in lieu of notice or as otherwise required by any other contract or applicable law.
5.
No Employment Rights. This Agreement does not give the Employee any right to continued employment with the Company or interfere with the Company’s right to terminate the Employee’s employment in its discretion at any time and for any reason.
6.
Entire Agreement; Construction. This agreement constitutes the entire agreement of the parties with regard to the subject matter hereof and terminates and supersedes any and all prior agreements, understandings and representations, whether written or oral, by or between the parties hereto or their affiliates which may have related to the subject matter hereof in any way, including, without limitation, any other retention bonus agreement, which is hereby terminated and cancelled and of no further force or effect, without the payment of any additional consideration by or to either of the parties hereto. The headings in this Agreement are intended solely for the convenience of reference and should be given no effect in the construction or interpretation of this Agreement.
7.
Termination and Amendment. This Agreement shall terminate immediately on the earliest of the following: (a) the date the Bonus Amount is paid, (b) the date a termination of employment or resignation event occurs pursuant to Section 2 that results in no further payments becoming due and payable, and (c) September 30, 2027. This Agreement may be amended only by written agreement signed by an authorized representative of each party.
8.
Governing Law. This Agreement shall be governed by the laws of the province in which you are employed (subject to the exclusion of any conflict law provisions).

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IN WITNESS WHEREOF, the undersigned, intending to be legally bound, have executed this Agreement as of the date first above written.

After having read the French version of this Agreement, which the Employee acknowledges having received, the Employee confirms his/her express wish to be bound only by the present English version of this Agreement. Après avoir pris connaissance de la version française de cette entente, que l’employé(e) confirme avoir reçu, l’employé(e) confirme sa volonté expresse d'être lié(e) seulement par la présente version anglaise de l'entente.

enGene Inc.

By:

Name:

Title:

Name of Employee

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